ESCROW AGREEMENT


         This Escrow Agreement is entered into as of December 31, 1997, by and among SS&C Technologies, Inc., a Delaware corporation (the "Buyer"), Robert C. Shepro and Linda A. Shepro (the "Indemnification
Representatives") and American Stock Transfer & Trust Company (the "Escrow Agent").

         WHEREAS, the Buyer, Securities Software Acquisition Corp., a wholly owned subsidiary of the Buyer (the "Subsidiary"), Shepro Braun Systems, Inc., an Illinois corporation (the "Company"), and the stockholders of the Company have entered into an Agreement and Plan of Merger dated the date hereof (the "Merger Agreement"), pursuant to which the Subsidiary will be merged with and into the Company which, as the surviving corporation (the "Surviving Corporation"), will become a wholly owned subsidiary of the Buyer.

         WHEREAS, the Merger Agreement provides that an escrow account will be established to secure the Stockholders' indemnification obligations to the Indemnified Persons under the Merger Agreement on the terms and conditions set forth herein.

         WHEREAS, the parties hereto desire to establish the terms and conditions pursuant to which such escrow account will be established and maintained.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

         1 Defined Terms. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given them in the Merger Agreement.

         2 Consent of Stockholders. By virtue of the Stockholders' execution and approval of the Merger Agreement, the Stockholders receiving shares of Buyer Common Stock pursuant to the Merger (the "Indemnifying Stockholders") have, without any further act of any Stockholder, consented to: (a) the establishment of this escrow to secure the Stockholders' indemnification obligations under Article VI of the Merger Agreement in the manner set forth herein, (b) the appointment of the Indemnification Representatives as their representatives for purposes of this Agreement and as attorneys-in-fact and agents for and on behalf of each Indemnifying Stockholder, and the taking by the Indemnification Representatives of any and all actions and the making of any decisions required or permitted to be taken or made by them under this Agreement and (c) all of the other terms, conditions and limitations in this Agreement.

         3  Escrow and Indemnification.

                  a. Escrow of Shares. On the Closing Date, the Buyer shall deposit with the Escrow Agent a certificate for the number of Escrow Shares specified in Section 1.5(a) of the Merger Agreement, issued in the name of the Escrow Agent or its nominee. The Escrow Shares shall appear as issued and outstanding on the balance sheet of the Buyer and shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Shares shall be legally outstanding under applicable state law. The Escrow Agent agrees to accept delivery of the Escrow Shares and to hold the Escrow Shares in an escrow account (the "Escrow Account"), subject to the terms and conditions of this Agreement.

                  b. Indemnification. The Indemnifying Stockholders have agreed in Article VI of the Merger Agreement to indemnify and hold harmless the Indemnified Persons from and against specified Damages. The Escrow Shares and any other property held in the Escrow Account (together, the "Escrow Property@) shall be security for such indemnity obligation of the Indemnifying Stockholders, subject to the limitations, and in the manner provided, in this Agreement.

                  c. Dividends, Etc. Any Buyer Common Stock distributable to the Indemnifying Stockholders in respect of or in exchange for any of the Escrow Shares, whether by way of stock dividends, stock splits or otherwise, shall be delivered to the Escrow Agent, who shall hold such Buyer Common Stock in the Escrow Account. Any such Buyer Common Stock shall be issued in the name of the Escrow Agent or its nominee and shall be considered Escrow Shares for purposes hereof. All dividends of cash or other property (other than Buyer Common Stock) in respect of the Escrow Shares shall be currently distributed to the Indemnifying Stockholders.

                  d. Voting of Shares. Indemnifying Stockholders shall be entitled to vote their respective proportionate number of Escrow Shares set forth on Attachment A. The Buyer shall give the Indemnification Representatives at least as much notice of meetings of stockholders as it gives its stockholders generally. The Indemnification Representatives shall promptly inform each Indemnifying Stockholder of each such meeting and of the matters to be considered at such meeting. The Indemnification Representatives shall, in accordance with the instructions received from Indemnifying Stockholders, direct the Escrow Agent in writing as to the exercise of any voting rights pertaining to the Escrow Shares, and the Escrow Agent shall comply with any such written instructions. In the absence of such instructions, the Escrow Agent shall not vote any of the Escrow Shares. The Indemnification Representatives shall have no obligation to solicit consents or proxies from the Indemnifying Stockholders for purposes of any such vote.

                  e. Transferability. The respective interests of the Indemnifying Stockholders in the Escrow Account shall not be assignable or transferable, other than by operation of law. Notice of any such assignment or transfer by operation of law shall be given to the Escrow Agent and the Buyer, and no such assignment or transfer shall be valid until such notice is given.

         4 Administration of Escrow Account. The Escrow Agent shall administer the Escrow Account as follows:

                  a. If an Indemnified Person has incurred or suffered Damages for which it is entitled to indemnification under Article VI of the Merger Agreement, it shall, prior to the General Fund Termination Date (as defined below) in the case of indemnification claimed under Sections 6.1(a), 6.1(b) and 6.1(c) of the Merger Agreement, prior to the Intellectual Property Termination Date (as defined below) in the case of indemnification claimed under Section 6.1(d) of the Merger Agreement, or prior to the Tax Termination Date (as defined below) in the case of indemnification claimed under Section 6.1(e) of the Merger Agreement, give written notice of such claim (a "Claim Notice") to the Indemnification Representatives and the Escrow Agent. Each Claim Notice shall state the amount of claimed Damages (the "Claimed Amount"), the basis for such claim and whether such claim is pursuant to Sections 6.1(a), 6.1(b) and/or 6.1(c) of the Merger Agreement, pursuant to Section 6.1(d) of the Merger Agreement or pursuant to Section 6.1(e) of the Merger Agreement. The date on which the representations, warranties, covenants and agreements of the Company and the Stockholders (other than Section 2.12(f) of the Merger Agreement), and the related indemnification obligations in Sections 6.1(a), 6.1(b) and 6.1(c) of the Merger Agreement, expire in accordance with Section 6.3 of the Merger Agreement shall be referred to herein as the "General Fund Termination Date." The date on which the representations and warranties of the Company and the Principal Stockholders contained in Section 2.12(f) of the Merger Agreement, and the related indemnification obligations in
Section 6.1(d) of the Merger Agreement, expire in accordance with Section
6.3 of the Merger Agreement shall be referred to as the "Intellectual Property Termination Date." The date on which the indemnification obligations in Section 6.1(e) of the Merger Agreement expire in accordance with Section 6.3 of the Merger

Agreement shall be referred to as the "Tax Termination Date."

                  b. Within 20 days after delivery of a Claim Notice the Indemnification Representatives shall provide to the Indemnified Person, with a copy to the Escrow Agent, a written response (the "Response Notice") in which the Indemnification Representatives shall: (i) agree that Escrow Property having a Fair Market Value (as computed pursuant to Section 6) equal to the full Claimed Amount may be released from the Escrow Account to the Indemnified Person, (ii) agree that Escrow Property having a Fair Market Value equal to part, but not all, of the Claimed Amount (the "Agreed Amount") may be released from the Escrow Account to the Indemnified Person or (iii) contest that any of the Escrow Property may be released from the Escrow Account to the Indemnified Person. The Indemnification Representatives may contest the release of Escrow Property having a Fair Market Value equal to all or a portion of the Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Damages for which the Indemnified Person is entitled to indemnification under Article VI of the Merger Agreement. If no Response Notice is delivered by the Indemnification Representatives within such 20-day period, the Indemnification Representatives shall be deemed to have agreed that Escrow Property having a Fair Market Value equal to all of the Claimed Amount may be released to the Indemnified Person from the Escrow Account.

                  c. Notwithstanding any other provision herein: (i) indemnification for Damages pursuant to Sections 6.1(a), 6.1(b) and 6.1(c) of the Merger Agreement may not exceed, in the aggregate, 80% of the initial Escrow Property (plus any Buyer Common Stock distributed in respect thereof or exchange therefor), (ii) indemnification for Damages pursuant to
Section 6.1(d) of the Merger Agreement may not exceed, in the aggregate, 5% of the initial Escrow Property (plus any Buyer Common Stock distributed in respect thereof or in exchange therefor) and (iii) indmnification for Damages pursuant to Section 6.1(e) of the Merger Agreement may not exceed, in the aggregate, 15% of the initial Escrow Property (plus any Buyer Common Stock distributed in respect thereof or in exchange therefor).

                  d. If the Indemnification Representatives in the Response Notice agree (or are deemed to have agreed) that Escrow Property having a Fair Market Value equal to all of the Claimed Amount may be released from the Escrow Account to the Indemnified Person, the Escrow Agent shall, promptly following the earlier of the required delivery date for the Response Notice or the delivery of the Response Notice, transfer, deliver and assign to the Indemnified Person such Escrow Property held in the Escrow Account which has a Fair Market Value equal to the Claimed Amount (or such lesser amount of Escrow

Property as is then held in the Escrow Account or is available for distribution pursuant to the limitations set forth in Section 4(c)).

                  e. If the Indemnification Representatives in the Response Notice agree that Escrow Property having a Fair Market Value equal to part, but not all, of the Claimed Amount may be released from the Escrow Account to the Indemnified Person, the Escrow Agent shall promptly following the delivery of the Response Notice transfer, deliver and assign to the Indemnified Person such Escrow Property held in the Escrow Account which has a Fair Market Value equal to the Agreed Amount (or such lesser amount of Escrow Property as is then held in the Escrow Account or is available for distribution pursuant to the limitations set forth in Section 4(c)).

                  f. If the Indemnification Representatives in the Response Notice contest the release of Escrow Property having a Fair Market Value equal to all or part of the Claimed Amount (the "Contested Amount"), the matter shall be settled by binding arbitration in Hartford, Connecticut. All claims shall be settled by three arbitrators in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA Rules"), except that the selection of arbitrators shall be as provided herein. The Indemnification Representatives and the Indemnified Person shall each designate one arbitrator within 15 days of the delivery of the Indemnification Representatives' Response Notice contesting the Claimed Amount. The Indemnification Representatives and the Indemnified Person shall cause such designated arbitrators mutually to agree upon and designate a third arbitrator; provided, however, that (i) failing such agreement within 45 days of delivery of the Indemnification Representatives' Response Notice, the third arbitrator shall be appointed in accordance with the AAA Rules and (ii) if either the Indemnification Representatives or the Indemnified Person fails to timely designate an arbitrator, the dispute shall be resolved by the one arbitrator timely designated. The Indemnifying Stockholders and the Indemnified Person shall pay the fees and expenses of their respectively designated arbitrators and shall bear equally the fees and expenses of the third arbitrator. The Indemnification Representatives and the Indemnified Person shall cause the arbitrators to decide the matter to be arbitrated pursuant hereto within 60 days after the appointment of the last arbitrator. The arbitrators' decision shall relate solely to whether the Indemnified Person is entitled to receive the Contested Amount (or a portion thereof) pursuant to the applicable terms of the Merger Agreement and this Agreement. The final decision of the majority of the arbitrators shall be furnished to the Indemnification Representatives, the Indemnified Person and the Escrow Agent in writing and shall constitute a conclusive determination of the issue in question, binding upon the Indemnification Representatives, the Indemnifying Stockholders, the

Indemnified Person and the Escrow Agent, and shall not be contested by any of them. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrators' award. After delivery of a Response Notice that the Claimed Amount is contested by the Indemnification Representatives, the Escrow Agent shall continue to hold in the Escrow Account Escrow Property having a Fair Market Value sufficient to cover the Contested Amount (up to the amount of Escrow Property then available in the Escrow Account or that is available for distribution pursuant to the limitations set forth in Section 4(c)), notwithstanding the occurrence of the General Fund Termination Date, Intellectual Property Termination Date or Tax Termination Date (as the case may be), until (i) delivery of a copy of a settlement agreement executed by the Indemnified Person and the Indemnification Representatives setting forth instructions to the Escrow Agent as to the release of Escrow Property, if any, that shall be made with respect to the Contested Amount or (ii) delivery of a copy of the final award of the majority of the arbitrators setting forth instructions to the Escrow Agent as to the release of Escrow Property, if any, that shall be made with respect to the Contested Amount. The Escrow Agent shall thereupon release Escrow Property from the Escrow Account (to the extent Escrow Property is then held in the Escrow Account or is available for distribution pursuant to the limitations set forth in Section 4(c)) in accordance with such agreement or instructions.

         5  Release of Escrow Property.

                  a. Promptly after the General Fund Termination Date, the Escrow Agent shall distribute to the Indemnifying Stockholders the difference between (x) 80% of the initial Escrow Property (plus any Buyer Common Stock in respect thereof or in exchange therefor) and (y) any Escrow Property (or Buyer Common Stock in respect thereof or in exchange therefor) previously distributed to the Indemnified Persons pursuant to Section 4 hereof in respect of claims made pursuant to Sections 6.1(a), 6.1(b) and/or 6.1(c) of the Merger Agreement. Notwithstanding the foregoing, if an Indemnified Person has previously given a Claim Notice pursuant to Sections 6.1(a), 6.1(b) and/or 6.1(c) of the Merger Agreement which has not then been resolved in accordance with Section 4 hereof or Section 6.2 of the Merger Agreement (as applicable), the Escrow Agent shall retain in the Escrow Account an amount of Escrow Property having a Fair Market Value equal to the Claimed Amount covered by any Claim Notice which has not then been resolved (subject to the limitations set forth in Section 4(c)). Any Escrow Property so retained in escrow shall be disbursed in accordance with the terms of the resolution of such claims.

                  b. Promptly after the Intellectual Property Termination Date, the Escrow Agent shall distribute to the Indemnifying Stockholders the difference between (x) 5% of the initial Escrow Property (plus any Buyer Common Stock in respect thereof or in exchange therefor) and (y) any Escrow Property (or Buyer Common Stock in respect thereof or in exchange therefor) previously distributed to the Indemnified Persons pursuant to Section 4 hereof in respect of claims made pursuant to Section 6.1(d) of the Merger Agreement. Notwithstanding the foregoing, if an Indemnified Person has previously given a Claim Notice pursuant to Section 6.1(d) of the Merger Agreement which has not then been resolved in accordance with Section 4 hereof or Section 6.2 of the Merger Agreement (as applicable), the Escrow Agent shall retain in the Escrow Account an amount of Escrow Property having a Fair Market Value equal to the Claimed Amount covered by any Claim Notice which has not then been resolved (subject to the limitations set forth in Section 4(c)). Any Escrow Property so retained in escrow shall be disbursed in accordance with the terms of the resolution of such claims.

                  c. Promptly after the Tax Termination Date, the Escrow Agent shall distribute to the Indemnifying Stockholders all of the Escrow Property then held in the Escrow Account. Notwithstanding the foregoing, if an Indemnified Person has previously given a Claim Notice which has not then been resolved in accordance with Section 4 hereof or Section 6.2 of the Merger Agreement (as applicable), the Escrow Agent shall retain in the Escrow Account an amount of Escrow Property having a Fair Market Value equal to the Claimed Amount covered by any Claim Notice which has not then been resolved (subject to the limitations set forth in Section 4(c)). Any Escrow Property so retained in escrow shall be disbursed in accordance with the terms of the resolution of such claims.

                  d. Any distribution of all or a portion of the Escrow Property to the Indemnifying Stockholders shall be made in accordance with the percentages set forth opposite such holders' respective names on Attachment A attached hereto; provided, however, that the Escrow Agent shall withhold the distribution of the portion of the Escrow Property otherwise distributable to Indemnifying Stockholders who have not, according to written notice provided by the Buyer to the Escrow Agent, prior to such distribution, surrendered their respective Certificates pursuant to the terms and conditions of the Merger Agreement. Any such withheld shares shall be delivered to the Buyer promptly after the Tax Termination Date, and shall be delivered by the Buyer to the Indemnifying Stockholders to whom such shares would have otherwise been distributed upon surrender of their respective Certificates. Distributions to the Indemnifying Stockholders shall be made by mailing stock certificates or other property to such holders at their respective addresses shown on Attachment A (or such other address as may be provided in writing to the Escrow Agent by any such holder). No fractional Escrow Shares shall be distributed to

Indemnifying Stockholders pursuant to this Agreement. Instead, the number of shares that each Indemnifying Stockholder shall receive shall be rounded up or down to the nearest whole number (provided that the Indemnification Representatives shall have the authority to effect such rounding in such a manner that the total number of whole Escrow Shares to be distributed equals the number of Escrow Shares then held in the Escrow Account).

         6 Valuation of Escrow Property. For purposes of this Agreement, the Fair Market Value of the Escrow Property shall be the value of the Escrow Shares determined in accordance with the following sentence, plus the value of other property held in the Escrow Account. The value of the Escrow Shares shall be determined based upon the closing price of the Buyer Common Stock on the Nasdaq National Market at the Effective Time.

         7 Fees and Expenses of Escrow Agent. The Buyer shall pay the fees of the Escrow Agent for the services to be rendered by the Escrow Agent hereunder.

         8  Limitation of Escrow Agent's Liability.

                  a. The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction except its own willful misconduct or gross negligence. The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement. In all questions arising under the Escrow Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice the Escrow Agent shall not be liable to anyone. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it.

                  b. The Buyer and the Indemnifying Stockholders hereby, jointly and severally, agree to indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder. The Buyer, on the one hand, and the Indemnifying Stockholders, on the other hand, shall each be liable for one-half of such amounts.

         9 Liability and Authority of Indemnification Representatives; Successors and Assignees.

                  a. The Indemnification Representatives shall incur no liability to the Indemnifying Stockholders with respect to any action taken or suffered by them in reliance upon any note, direction, instruction, consent, statement or other documents believed by them to be genuinely and duly authorized, nor for other action or inaction except their own willful misconduct or gross negligence. The Indemnification Representatives may, in all questions arising under the Escrow Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Indemnification Representatives based on such advice, the Indemnification Representatives shall not be liable to the Indemnifying Stockholders.

                  b. In the event of the death or permanent disability of either Indemnification Representative, or his or her resignation as an Indemnification Representative, a successor Indemnification Representative shall be appointed by the other Indemnification Representative or, absent its appointment, a successor Indemnification Representative shall be elected by a majority vote of the Indemnifying Stockholders, with each such Indemnifying Stockholder (or his or her successors or assigns) to be given a vote equal to the number of votes represented by the Company Shares held by such Indemnifying Stockholder immediately prior to the Effective Time. Each successor Indemnification Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Indemnification Representatives, and the term "Indemnification Representatives" as used herein shall be deemed to include successor Indemnification Representatives.

                  c. The Indemnification Representatives, acting jointly but not singly, shall have full power and authority to represent the Indemnifying Stockholders, and their successors, with respect to all matters arising under this Agreement and all actions taken by any Indemnification Representative hereunder shall be binding upon the Indemnifying Stockholders, and their successors, as if expressly confirmed and ratified in writing by each of them. Without limiting the generality of the foregoing, the Indemnification Representatives, acting jointly but not singly, shall have full power and authority to interpret all of the terms and provisions of this Agreement, to compromise any claims asserted hereunder and to authorize payments to be made with respect thereto, on behalf of the Indemnifying Stockholders and their successors. All actions to be taken by the Indemnification Representatives hereunder shall be evidenced by, and taken upon, the written direction of a majority thereof.

         10 Amounts Payable by Indemnifying Stockholders. The amounts payable by the Indemnifying Stockholders under this Agreement (i.e., the fees and expenses of arbitrators payable pursuant to Section 4(f) and the indemnification obligations pursuant to Section 8(b)) shall be payable solely as follows. The Indemnification Representatives shall notify the Escrow Agent of any such amount payable by the Indemnifying Stockholders as soon as they become aware that any such amount is payable, with a copy of such notice to the Buyer. On the sixth business day after the delivery of such notice, the Escrow Agent shall first disburse property other than Escrow Shares ("other property") held in the Escrow Account to the party to whom such amount is owed in accordance with the instructions of the Indemnification Representatives, and, if there is insufficient other property for such disbursements, sell such number of Escrow Shares (up to the number of Escrow Shares then available in the Escrow Account), subject to compliance with all applicable securities laws, as is necessary to raise such amount; provided that if the Buyer delivers to the Escrow Agent (with a copy to the Indemnification Representatives), within five business days after delivery of such notice by the Indemnification Representatives, a written notice contesting the legitimacy or reasonableness of such amount, then the Escrow Agent shall not disburse other property or sell Escrow
Shares to raise the disputed portion of such claimed amount, and such dispute shall be resolved by the Buyer and the Indemnification Representatives in accordance with the procedures set forth in Section 4(f).

         11 Termination. This Agreement shall terminate upon the later of the Tax Termination Date or the distribution by the Escrow Agent of all of the Escrow Property in accordance with this Agreement; provided that the provisions of Sections 8 and 9 shall survive such termination.

         12 Notices. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) via a reputable nationwide overnight courier service, in each case to the address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service.

If to the Buyer:                                  Copy to:

      SS&C Technologies, Inc.                       John A. Burgess, Esq.
      Corporate Place                               Hale and Dorr LLP
      705 Bloomfield Avenue                         60 State Street
      Bloomfield, CT 06002                          Boston, MA 02109
      Attn:  Chief Executive Officer
                                      9

If to the Indemnification Representatives:        Copy to:

      Robert C. Shepro                              Richard W. Shepro, Esq.
      Linda A. Shepro                               Mayer, Brown & Platt
      c/o Shepro Braun Systems, Inc.                190 South La Salle Street
      30 West Monroe                                Chicago, IL 60603
      Suite 300
      Chicago, IL 60603


If to the Escrow Agent:

      American Stock Transfer
       & Trust Company
      40 Wall Street
      New York, New York 10005
      Attn:  Barry Rosenthal

         Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this Section 12.

         13 Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by delivering a resignation to the parties to this Escrow Agreement, not less than 60 days' prior to the date when such resignation shall take effect. The Buyer may appoint a successor Escrow Agent without the consent of the Indemnification Representatives so long as such successor is a bank with assets of at least $500 million, and may appoint any other successor Escrow Agent with the consent of the Indemnification Representatives, which consent shall not be unreasonably withheld. If, within such notice period, the Buyer provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of any Escrow Property then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrow Property to such designated successor.

         14  General.

                  a. Governing Law; Assigns. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to conflict-of-law principles and shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

                  b. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  c. Entire Agreement. Except for those provisions of the Merger Agreement referenced herein, this Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

                  d. Waivers. No waiver by any party hereto of any condition or of any breach of any provision of this Escrow Agreement shall be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

                  e. Amendment. This Agreement may be amended only with the written consent of the Buyer, the Escrow Agent and the Indemnification Representatives.

                   [Remainder of page intentionally left blank.]

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                   SS&C TECHNOLOGIES, INC.



                                   Name: William C. Stone
                                   Title:   Chief Executive Officer



                                   Robert C. Shepro



                                   Linda A. Shepro



ESCROW AGENT
American Stock Transfer & Trust Company




Name:
Title:

                                   ATTACHMENT A




Indemnifying Stockholder                               Percentage of Interest

Robert C. Shepro                                               70.192%
4481 Normandy Court
Long Grove, IL 60047
Linda A. Shepro                                                14.423
4481 Normandy Court
Long Grove, IL 60047
Richard J. Moore                                                9.615
11111 Dorham Lane
Woodstock, IL 60098
Mark L. Seaman                                                  3.846
34 Butler Street
Cos Cob, Ct 06807
Brian R. Shearer                                                1.924
1168 S. Plymouth Court
Unit 1 N.W.
Chicago, IL 60605                                              ______
                                                                100.0%
                                                                =====